Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the use in this Amendment No. 4 to Registration Statement No. 333-167172 of our report dated March 23, 2011 relating to the consolidated balance sheets of Toys “R” Us, Inc. and subsidiaries (the “Company”) as of January 29, 2011 and January 30, 2010 and the related consolidated statements of operations, cash flows and stockholders’ equity (deficit) for each of the three fiscal years in the period ended January 29, 2011 and the related financial statement schedule, (which report expresses an unqualified opinion on the consolidated financial statements and financial statement schedule and includes explanatory paragraphs relating to i) a change in accounting estimate effected by a change in accounting principle related to gift card breakage and ii) the adoption of new guidance on the accounting for non-controlling interests), and our report dated March 23, 2011 on the effectiveness of the Company’s internal control over financial reporting as of January 29, 2011, appearing in the prospectus, which is part of such Registration Statement. We also consent to the reference to us under the heading “Experts” in such Prospectus.

/s/ Deloitte & Touche LLP

New York, New York

March 24, 2011